Exhibit 1.6

BULOVA TECHNOLOGIES GROUP, INC.

CONVERTIBLE PROMISSORY NOTE

$4,666,155 Four Million Six Hundred Sixty Six Thousand One Hundred Fifty Five Dollars	Clearwater, Florida January 28, 2016

FOR VALUE RECEIVED, the undersigned, Bulova Technologies Group, Inc., a Florida corporation, with an office located at 12645 49th Street North, Clearwater, FL 33762 (“Borrower ”), hereby unconditionally promises to pay to Ronald R Damico, as Trustee of the Ronald R. Damico Revocable Trust Dated September 6, 2013 (“Holder”), as set forth herein or to the order of Holder, at the office of Holder located at 10243 Thurston Groves Boulevard, Seminole, Florida 33771, or such other address designated by Holder, in lawful money of the United States of America and in immediately available funds, the principal amount of Four Million Six Hundred Sixty Six Thousand One Hundred Fifty Five Dollars ($4,666,155) (the “ Principal Amount ”), and all accrued interest thereon and the fees and expenses set forth herein.

1.              CONVERTIBLE PROMISSORY NOTE.  The headings and captions of the numbered paragraphs of this Note are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.  Whenever used, the singular number shall include the plural, the plural the singular, and the words “ Holder ” and “ Borrower ” shall include, respectively, their respective successors and assigns; provided, however , that Borrower shall in no event or under any circumstance have the right to assign or transfer its obligations under this Note.

2.        INTEREST; INTEREST RATE; PAYMENT; ADDITIONAL INTEREST.

(a)           This Note shall bear interest (other than interest accruing as a result of a failure by Borrower to pay any amount within three (3) business days after when due as set forth in subparagraph (b) below) at an annual interest rate initially equal to Five Percent (5%) (the “Interest Rate”) per annum. Twenty payments shall be due and payable quarterly each April 30, July 31, October 31, and January 31, beginning April 30, 2016. The first two payments due shall each be interest-only payments. The remaining eighteen payments shall be composed of both interest and principal

(b)           If all or a portion of the principal amount of the Note or any interest payable thereon shall not be repaid within three (3) business days after the date when due, whether on the applicable repayment date, by acceleration or otherwise, such overdue amounts shall bear interest at a rate per annum that is five percent (5%) above the Interest Rate then in effect, from the date of such non-payment until such amount is paid in full (before as well as after judgment) and shall be due immediately.

(d)           All payments to be made by Borrower hereunder shall be made, without setoff or counterclaim, in lawful money of the United States by check or wire transfer in immediately available funds.

      3.              VOLUNTARY AND MANDATORY PREPAYMENT; PAYMENT RIGHTS UPON MERGER, CONSOLIDATION, ETC.;

(a)            Borrower shall have the right to prepay the principal amount of this Note, without penalty or premium, at any time upon two (2) days’ prior written notice to Holder.

(b)           If, at any time, prior to the Maturity Date, Borrower proposes to consolidate or effect any other corporate reorganization with, or merge into, another corporation or entity that previously did not hold, directly or indirectly, more than twenty percent (20%) of Borrower’s Common Stock, whereby such corporation or entity immediately subsequent to such consolidation, merger or reorganization will own capital stock of Borrower or entity surviving such merger, consolidation or reorganization representing more than fifty (50%) percent of the combined voting power of the outstanding securities of Borrower or such entity immediately after such consolidation, merger or reorganization, or has the right to elect nominees representing a majority of Borrower’s Board of Directors (a “ Change of Control Event ”), then Borrower shall provide Holder with at least ten (10) days’ prior written notice of any such proposed action.  Upon consummation of the Change of Control Event, Holder will, at its option, have the right to demand immediate payment of all amounts due and owing under this Note (including all accrued and unpaid interest) in cash.  Holder will give Borrower written notice of such demand promptly (but in no event later than five (5) days) following consummation of the Change of Control Event.  All amounts due and owing hereunder shall be paid by Borrower to Holder within five (5) days after the date of such written notice via federal funds wire transfer(s) of immediately available funds.

4.              ASSURANCES WITH RESPECT TO HOLDER RIGHTS.  Borrower shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Borrower and shall at all times in good faith assist in the carrying out of all the provisions of this Note and in taking of all such actions as may be reasonably necessary or appropriate in order to protect the rights of Holder against impairment.

5.              EVENTS OF DEFAULT.  If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)           Borrower shall fail to pay any amount payable under this Note within three (3) business days after such payment becomes due in accordance with the terms hereof;

(b)           dissolution, termination of existence, suspension (unless fully covered by business interruption insurance) or discontinuance of business (other than as a result of a consolidation of one or more of Borrower’s subsidiaries with Borrower or another subsidiary) or ceasing to operate as going concern of Borrower;

(c)           any material representation or warranty made by Borrower herein shall have been incorrect in any material respect on or as of the date made or deemed made;

            (d)           (i) Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief of any such adjudication of appointment or (B) remains undismissed, undischarged or unbonded for a period of forty-five (45) days; or (iii) there shall be commenced against Borrower any case, proceeding other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days after the entry thereof; or (iv) Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, and in any such event, (1) if such event is an Event of Default specified in subsection (d) above of this Section 6 with respect to Borrower, automatically this Note (with all accrued and unpaid interest thereon) and all other amounts owing under this Note shall immediately become due and payable, and (2) if such event is any other Event of Default, Holder may, by written notice to Borrower, declare the Note (with all accrued and unpaid interest thereon) and all other amounts owing under this Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided in this Section 5, presentation, demand, protest and all other notices of any kind are hereby expressly waived by Borrower.

6.           ENFORCEABILITY.   Borrower acknowledges that this Note and Borrower’s obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of Borrower under this Note or the obligations of any other person relating to this Note.   Borrower absolutely, unconditionally and irrevocably waives any and all right to assert any set-off, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obligations of Borrower hereunder, or the obligations of any other person relating hereto or thereto or to the obligations of Borrower hereunder or otherwise in any action or proceeding brought by Holder to collect on the Note, or any portion thereof ( provided , however , that the foregoing shall not be deemed a waiver of Borrower’s right to assert any compulsory counterclaim maintained in a court of the United States, or of the State of Florida if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Borrower’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Holder in any separate action or proceeding).    Borrower agrees to pay all costs and expenses of Holder related to Holder’s enforcement of the obligations of Borrower hereunder and the collection of all sums payable hereunder, including but not limited to reasonable attorneys’ fees and expenses, irrespective of whether litigation is commenced.  Any such amounts shall be payable on demand, with interest at the rate provided above for overdue principal and interest.

7.         CONVERSION OF DEBT.

    (a)     Holder shall have the right from time to time and at any time during the period beginning on the date which is one year following the date of this Note and ending on October __, 2020 (the “Maturity Date”) (the “Exercise Period”) to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non assessable shares of common stock of Borrower, as such common stock exists on the date of exercise of such conversion, or any shares of capital stock or other securities of Borrower into which such common stock shall hereafter be changed or reclassified at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”).

    (b)     Subject to subsection (c) below, the Conversion Price shall be as follows:

$.10/Share

    (c)     If, at any time during the Exercise Period, the number of outstanding shares of common stock is (i) increased by a stock dividend payable in share of common stock or by a subdivision or split of shares of such class of common stock, or (ii) decreased by a combination or reverse split of shares of common stock, then, following the record date fixed for the determination of holders of common stock entitled to receive the benefits of such stock dividend, subdivision, split up, reverse split up or combination, the Conversion Price shall be proportionately reduced, in the case of an increase in shares of common stock outstanding, or proportionately increased, I the case of a decrease in shares of common stock outstanding, in both cases by the ratio which the total number of shares of common stock to be outstanding immediately after such event bears to the total number of shares of common stock outstanding immediately prior to such event.

    (d)     Upon each adjustment of the Conversion Price as provided in subsection (d), Holder shall thereafter be entitled to subscribe for and purchase, at the Conversion Price resulting from such adjustment, the number of common shares equal to the product of (i) the number of common shares existing prior to such adjustment and (ii) the quotient obtained by dividing (A) the Conversion Price existing prior to such adjustment by (B) the new Conversion Price resulting from such adjustment. No fractional shares of capital stock of Borrower shall be issued as a result of any such adjustment, and any fractional shares resulting from the computations pursuant to this paragraph shall be eliminated without consideration.

    (e)     The conversion rights provided hereunder shall not entitle Holder to any voting rights or other rights as a shareholder of Borrower.

    (f)     Borrower covenants and agrees that it shall at all times have authorized and reserved, or shall authorize and reserve, free from preemptive rights, a sufficient number of shares of its common stock to provide for the exercise of the Conversion Rights granted hereunder.

   (g)     In case, at any time during the Exercise Period, of any capital reorganization, or any reclassification of the stock of Borrower (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split up or combination of shares), or the consolidation or merger of Borrower with or into another corporation (other than a consolidation or merger in which Borrower is the continuing operation and which does not result in any change or reclassification in the common shares) or of the sale of all or substantially all the properties and assets of the Borrower as an entirety to any other corporation, Borrower shall provide that this Conversion Right shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable for the kind and number of shares of stock or other securities or property of Borrower or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which Holder would have been entitled if he, she or it had held the common shares issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale.

           8.           WAIVER.  Borrower waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement this Note now or hereafter required by applicable law, and agrees that no failure or delay on the part of Holder in the exercise of any power, right or remedy under this Note shall impair such power, right or remedy or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise of such or any other power, right or remedy.  No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Holder, to take further action without further notice or demand as provided in this Note.

9.           AMENDMENTS.  This Note may not be modified, amended, changed or terminated except by an agreement in writing signed by Borrower and the Holder.  Any amendment or waiver effected in accordance with this Section 9 shall be binding upon Borrower, Holder and each transferee of this Note.

10.           USURIOUS INTEREST RATE.  Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Note or, if it exceeds such unpaid principal, shall be refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Holder exceeds the Maximum Rate, Borrower may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

11.           NOTICES.  Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and in all cases addressed to the party to be notified at such party’s address as set forth above.

      12.           GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.  This Note and all acts and transactions pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws to the extent that the general application of the laws of another jurisdiction would be required thereby.  Borrower hereby irrevocably consents to the exclusive jurisdiction of any federal or state court located in the State of Florida and consents that all service of process be sent by nationally recognized overnight courier service directed to Borrower at Borrower’s address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier.   Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both Holder and Borrower.   Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.   BORROWER AND HOLDER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THAT THEY MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE THEREOF TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF HOLDER RELATING TO ENFORCEMENT OF THIS NOTE.  EXCEPT AS PROHIBITED BY APPLICABLE LAW, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION RELATING TO ENFORCEMENT OF THIS NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR HOLDER TO MAKE FUNDS AVAILABLE TO BORROWER AND TO ACCEPT THIS NOTE.

(Signature Page to Immediately Follow)

IN WITNESS WHEREOF, Borrower has duly executed this Convertible Promissory Note as of the date first written above.

BORROWER:

BULOVA TECHNOLOGIES GROUP, INC.

By:	/s/ Craig Schnee
Name:	Craig Schnee
Title:	Vice President

Address: 12645 49th Street North Clearwater, FL 33762

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